Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Fourth Quarter and Fiscal 2010 Results

~Fourth Quarter Net Income of $4.41 Per Diluted Share~

~Fiscal 2010 Net Income of $1.12 Per Diluted Share~

YORK, Pa.--(BUSINESS WIRE)--March 9, 2011--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the fourth quarter and fiscal 2010 ended January 29, 2011.

Fourth Quarter Highlights:

  Comparable store sales increased 0.8%.
  Gross margin rate was 37.0% of net sales compared with 38.2% in the prior year period.
  Operating income totaled $113.2 million, an increase of $11.8 million, compared with $101.4 million in the fourth quarter of fiscal 2009. Operating income in the fourth quarter of fiscal 2010 and fiscal 2009 included non-cash charges of $1.5 million and $5.4 million, respectively, to reduce the value of long-lived and intangible assets.
  EBITDA was $140.7 million, compared with $135.3 million in the same period of fiscal 2009. EBITDA is defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests, and other impairment charges. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).
  Net income totaled $85.0 million, or $4.41 per diluted share, compared with net income of $80.3 million, or $4.34 per diluted share, for the fourth quarter of fiscal 2009. In the fourth quarter of fiscal 2010 and fiscal 2009, the Company recorded non-cash impairment charges of $1.5 million and $5.4 million, respectively, related to long-lived and intangible assets, and in the fourth quarter of fiscal 2009, the Company recorded a favorable tax carry-back of $6.3 million.

Fiscal 2010 Highlights:

  Comparable store sales increased 0.9%.
  Gross margin rate was 37.6% of net sales, compared with 37.1% in the prior year.
  Operating income was $135.1 million, an increase of $48.4 million, or 56%, compared with operating income of $86.7 million in the prior year. Operating income included non-cash charges of $1.7 million and $5.9 million in fiscal 2010 and fiscal 2009, respectively, to reduce the value of long-lived and intangible assets.
  EBITDA increased $34.5 million to $243.6 million, compared with $209.1 million in the prior year (see Note 1).
  Net income totaled $21.5 million, or $1.12 per diluted share, compared with a net loss of $4.1 million, or $0.24 per diluted share, in the prior year. The Company recorded non-cash impairment charges of $1.7 million and $5.9 million in fiscal 2010 and fiscal 2009, respectively, related to long-lived and intangible assets, and in fiscal 2009, the Company recorded a favorable tax carry-back of $6.3 million.

Comments

Bud Bergren, President and Chief Executive Officer, commented, “I am pleased to report that, as a result of successful execution of our initiatives throughout the year, we significantly improved our performance and met our financial goals for 2010. I want to extend my thanks and congratulations to the entire Bon-Ton team for their efforts. Our debt decreased by approximately $99 million and our debt to EBITDA ratio improved to 3.8x from 4.9x at the end of the prior fiscal year. In addition, the increase in excess borrowing capacity under our credit facility throughout 2010 positioned the Company to pay back our $75 million second lien term loan on January 31, 2011.”

Mr. Bergren continued, “We were pleased with our positive comparable store sales increase in the fourth quarter. Our operating income increased 12% in the fourth quarter of fiscal 2010, compared with the prior year period, and 56% for the full year. While gross margin rate decreased 110 basis points in the fourth quarter, we delivered a 50 basis-point increase on a full-year basis, increasing the rate to 37.6% of net sales. We also controlled expenses, reducing our selling, general and administrative expenses by $13.9 million in the fourth quarter and $21.0 million in fiscal 2010. The results drove an EBITDA increase of $5.4 million in the fourth quarter and $34.5 million in fiscal 2010.”

Mr. Bergren concluded, “Looking ahead, I am excited about 2011. Over the past three years, we have taken the necessary steps to navigate the Company through a challenging economic period. In 2011, we believe we have many opportunities for top-line growth and increased profitability by tailoring our merchandise assortments to our markets, furthering private brand development and growing eCommerce, as well as optimizing advertising through emerging media channels. All our initiatives underscore our goal of being the provider of fashion and quality at great value.”

Sales

For the fourth quarter of fiscal 2010, comparable store sales increased 0.8%. Total sales for the thirteen weeks ended January 29, 2011 increased 0.8% to $1,010.0 million compared with $1,002.1 million for the prior year period. Fiscal 2010 comparable store sales increased 0.9%. Fiscal 2010 total sales increased 0.7% to $2,980.5 million compared with $2,959.8 million in fiscal 2009.

Other Income

Other income in the fourth quarter of fiscal 2010 was $21.7 million, compared with $22.0 million in the fourth quarter of fiscal 2009. Fiscal 2010 other income decreased $9.1 million to $66.0 million from $75.1 million in the prior year. The reduction in other income for fiscal 2010 primarily reflects lower leased department income, the result of the conversion in late fiscal 2009 of Fine Jewelry to an owned department.

Gross Margin

In the fourth quarter of fiscal 2010, gross margin dollars decreased $8.3 million compared with the fourth quarter of fiscal 2009. The gross margin rate for the fourth quarter of fiscal 2010 decreased 110 basis points to 37.0% of net sales from 38.2% in the fourth quarter of fiscal 2009, primarily reflecting increased net markdowns and increased delivery costs. Fiscal 2010 gross margin dollars increased $22.7 million compared with the prior year as a result of increased sales volume and an increased margin rate. Fiscal 2010 gross margin rate improved 50 basis points to 37.6% compared with 37.1% in the prior year, primarily reflecting increased net markup and a decreased net markdown rate.

Selling, General and Administrative Expenses (“SG&A”)

SG&A expenses decreased $13.9 million to $255.2 million in the fourth quarter of fiscal 2010, compared with $269.1 million in the fourth quarter of fiscal 2009, primarily due to cost control efforts and timing of incentive compensation accruals. The SG&A expense rate for the fourth quarter of fiscal 2010 decreased 160 basis points to 25.3%, compared with 26.9% in the prior year period. Fiscal 2010 SG&A expenses decreased $21.0 million compared with the prior year, also the result of cost control efforts. The fiscal 2010 SG&A expense rate decreased 90 basis points to 31.6% compared with 32.6% in the prior year, reflecting both decreased expense dollars and higher sales volume in the current year.

EBITDA

EBITDA increased $5.4 million in the fourth quarter of fiscal 2010 to $140.7 million, compared with $135.3 million in the fourth quarter of fiscal 2009. Fiscal 2010 EBITDA increased $34.5 million to $243.6 million, compared with $209.1 million in the prior year. (See Note 1.)

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, decreased $2.5 million to $26.0 million in the fourth quarter of fiscal 2010 compared with $28.5 million in the fourth quarter of fiscal 2009. Fiscal 2010 depreciation and amortization expense, including amortization of lease-related interests, decreased $9.7 million to $106.8 million, compared with $116.5 million in the prior year.

Other Impairment Charges

The Company recorded non-cash impairment charges of $1.5 million in the fourth quarter of fiscal 2010 and $5.4 million in the fourth quarter of fiscal 2009 related to a reduction in the reported value of certain long-lived and intangible assets. The Company recorded non-cash impairment charges of $1.7 million and $5.9 million in fiscal 2010 and fiscal 2009, respectively, related to a reduction in the reported value of certain long-lived and intangible assets.

Interest Expense, Net

In the fourth quarter of fiscal 2010, interest expense, net, decreased $2.2 million to $27.3 million, compared with $29.5 million in the fourth quarter of fiscal 2009. Fiscal 2010 interest expense, net, increased $13.5 million to $112.3 million, compared with $98.8 million in the prior year. The increase reflects higher borrowing rates as a result of the Company’s amended and new credit facilities, partially offset by lower net borrowings.

Income Tax Provision (Benefit)

An income tax provision of $0.9 million was recorded in the fourth quarter of fiscal 2010, compared with an $8.4 million income tax benefit in the prior year period, largely the result of a favorable tax carry-back. The fiscal 2010 income tax provision was $1.4 million compared with an income tax benefit of $8.0 million in the prior year.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “As noted in the Company’s February 3, 2011 press release, with excess borrowing capacity under our revolving credit facility of approximately $472 million at the end of fiscal 2010, the Company paid in full its $75 million second lien term loan on January 31, 2011.”

Mr. Plowman continued, “Further addressing the debt structure of Bon-Ton, we are pleased to announce we have commitments to amend and restate our credit facility agreement for a five-year period, subject to customary closing conditions. The terms, which will be disclosed when the facility closes, provide for more advantageous interest rates and fees, and generally more favorable terms to the Company.”

“Our fiscal 2011 guidance for EBITDA is a range of $235 million to $255 million and for income per diluted share a range of $1.00 to $1.50,” added Mr. Plowman. “Additionally, our estimate for cash flow (see Note 2) is a range of $45 million to $60 million, which, we believe, will permit us to manage and reduce our debt levels. Assumptions reflected in our full-year guidance include the following:

  Comparable store sales in a range of 1.5% to 3.5% increase;
  Gross margin rate flat to down 30 basis points to fiscal 2010;
  SG&A expense as a percent to sales flat to fiscal 2010;
  Effective tax rate of 38%;
  Capital expenditures not to exceed $80 million, net of external contributions; and
  Estimated 19.5 million to 20.0 million average shares outstanding.”

Note: The provided guidance does not reflect the potential income tax benefit of reducing the valuation allowance currently recorded for deferred tax assets. If the Company achieves results within the provided fiscal 2011 earnings per share guidance range, a favorable adjustment to the valuation allowance on deferred tax assets is expected.

Conference Call Details

The Company’s quarterly conference call to discuss its fourth quarter and fiscal 2010 results will be broadcast live today at 10:00 a.m. Eastern time. Investors and analysts interested in participating in the call are invited to dial (800) 554-8801 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Wednesday, March 23, 2011. The number to call for the taped replay is (877) 870-5176 and the conference PIN is 8593522. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Wednesday, March 23, 2011.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 275 department stores, which includes 11 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses; the incurrence of unplanned capital expenditures; the ability to complete the amendment and restatement of our credit facility: the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of new regulatory requirements including the Credit Card Accountability Responsibility and Disclosure Act of 2009 and the Health Care Reform Act; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, EBITDA is defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests, and other impairment charges. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income, plus depreciation and amortization, including amortization of lease-related interests, and non-cash financing expense and minus capital expenditures.

- tables follow -

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)	January 29,	January 30,
(Unaudited)	2011	2010
Assets
Current assets:
Cash and cash equivalents	$16,339	$18,922
Merchandise inventories	682,324	659,399
Prepaid expenses and other current assets	78,418	87,690
Total current assets	777,081	766,011
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $685,061 and $594,020 at January 29, 2011 and January 30, 2010, respectively	703,432	756,618
Deferred income taxes	9,587	13,303
Intangible assets, net of accumulated amortization of $46,245 and $38,477 at
January 29, 2011 and January 30, 2010, respectively	130,080	138,794
Other long-term assets	36,059	47,281
Total assets	$1,656,239	$1,722,007
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$175,249	$163,671
Accrued payroll and benefits	45,769	48,297
Accrued expenses	167,204	160,737
Current maturities of long-term debt	6,978	7,509
Current maturities of obligations under capital leases	5,825	5,044
Deferred income taxes	12,709	14,820
Income taxes payable	137	-
Total current liabilities	413,871	400,078
Long-term debt, less current maturities	856,687	951,315
Obligations under capital leases, less current maturities	61,043	65,405
Other long-term liabilities	141,286	163,453
Total liabilities	1,472,887	1,580,251
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 16,520,859 and 15,942,348 at January 29, 2011 and January 30, 2010, respectively	165	159
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at January 29, 2011 and January 30, 2010	30	30
Treasury stock, at cost - 337,800 shares at January 29, 2011 and January 30, 2010	(1,387)	(1,387)
Additional paid-in-capital	153,331	149,649
Accumulated other comprehensive loss	(36,498)	(52,912)
Retained earnings	67,711	46,217
Total shareholders' equity	183,352	141,756
Total liabilities and shareholders' equity	$1,656,239	$1,722,007

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		FIFTY-TWO
	WEEKS ENDED		WEEKS ENDED
(In thousands except per share data)	January 29,	January 30,	January 29,	January 30,
(Unaudited)	2011	2010	2011	2010

Net sales	$1,009,996	$1,002,119	$2,980,479	$2,959,824
Other income	21,721	21,978	66,006	75,113
	1,031,717	1,024,097	3,046,485	3,034,937

Costs and expenses:
Costs of merchandise sold	635,839	619,700	1,860,182	1,862,192
Selling, general and administrative	255,162	269,091	942,660	963,639
Depreciation and amortization	24,868	27,304	102,202	111,635
Amortization of lease-related interests	1,131	1,206	4,555	4,866
Other impairment charges	1,534	5,404	1,738	5,883
Income from operations	113,183	101,392	135,148	86,722
Interest expense, net	27,264	29,487	112,301	98,808

Income (loss) before income taxes	85,919	71,905	22,847	(12,086)
Income tax provision (benefit)	879	(8,396)	1,353	(8,031)

Net income (loss)	$85,040	$80,301	$21,494	$(4,055)

Basic income (loss) per share	$4.48	$4.39	$1.14	$(0.24)

Diluted income (loss) per share	$4.41	$4.34	$1.12	$(0.24)

Other financial data:
EBITDA (1)	$140,716	$135,306	$243,643	$209,106

The following table reconciles net income (loss) to EBITDA for the period indicated:

	THIRTEEN		FIFTY-TWO
	WEEKS ENDED		WEEKS ENDED
(In thousands)	January 29,	January 30,	January 29,	January 30,
(Unaudited)	2011	2010	2011	2010

Net income (loss)	$85,040	$80,301	$21,494	$(4,055)
Adjustments:
Income tax provision (benefit)	879	(8,396)	1,353	(8,031)
Interest expense, net	27,264	29,487	112,301	98,808
Depreciation and amortization	24,868	27,304	102,202	111,635
Amortization of lease-related interests	1,131	1,206	4,555	4,866
Other impairment charges	1,534	5,404	1,738	5,883

EBITDA	$140,716	$135,306	$243,643	$209,106

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com